Exhibit 10.1

JAKKS PACIFIC REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Board approves 25 cent quarterly dividend

Santa Monica, California, April 30, 2026 – JAKKS Pacific, Inc. (Nasdaq: JAKK) today reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026

●	Net sales were $106.7 million, a year-over-year decrease of 6%

o	Toys/Consumer Products net sales were $100.1 million, down 7% from $107.4 million last year

o	Costumes net sales were $6.6 million, a year-over-year increase of 13%

●	Gross margin of 33.4%, down 100 basis points vs. Q1 2025

●	Gross profit of $35.6 million, down 9% compared to $39.0 million in Q1 2025

●	Operating loss of $5.6 million in Q1 2026, compared to a loss of $3.8 million in Q1 2025

●	Net loss attributable to common stockholders of $4.3 million or $0.37 per diluted share, compared to net loss attributable to common stockholders of $2.4 million or $0.21 per diluted share in Q1 2025

●	Adjusted net loss attributable to common stockholders (a non-GAAP measure) of $1.9 million or $0.17 per diluted share, compared to adjusted net loss attributable to common stockholders of $0.4 million or $0.03 per diluted share in Q1 2025

●	Adjusted EBITDA (a non-GAAP measure) of $(0.4) million vs. $0.4 million in Q1 2025

●	Trailing-twelve-month Adjusted EBITDA of $34.6 million, down from $35.4 million as of Q4 2025

Management Commentary

“The first quarter for our company is always focused on working with customers to understand the implications of the year that has just closed. For companies like ours that can move quickly and are focused on meeting their customers’ needs that leads to uncovering new opportunities. From that perspective, this has been a very successful quarter, and we feel we are building momentum. Our persistent focus on international growth delivered well. On a trailing twelve-month basis, our International Net Sales have reached $138 million, the highest level we achieved over the past ten years. Customers in the U.S. remain cautious but we are rebuilding the base that was disrupted last year. Our Costumes business continues to steadily expand both its product line breadth as well as its customer footprint, globally.

First Quarter 2026 Results

Net Sales in North America were down 16% in the quarter compared to the previous year but were up compared to the same quarter in 2024. International Sales were $29.0 million in the quarter, up from $21.0 million last year and $16.3 million in 2024. Globally, Action Play & Collectibles net sales were $55.3 million, up from $42.9 million and $33.0 million in 2025 and 2024, respectively. Dolls, Role-Play, Dress-Up net sales were $37.5 million, compared to $55.5 million and $40.6 million in 2025 and 2024, respectively.

Inventory was $52.9 million as of March 31, 2026, compared to $53.2 million as of March 31, 2025, and $59.8 million as of December 31, 2025.

Cash (including restricted cash and cash equivalents) was $64.0 million as of March 31, 2026, compared to $59.4 million as of March 31, 2025, and $54.1 million as of December 31, 2025.

The Board of Directors has declared a quarterly dividend of $0.25 per share on the company’s common stock, payable June 29, 2026, to shareholders of record May 29, 2026.

Use of Non-GAAP Financial Information and Reconciliation of GAAP to Non-GAAP measures:

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA and Adjusted Net Income (Loss) that exclude various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance, enhance an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis. Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. See “Use of Non-GAAP Financial Information” for additional disclosures with respect to the use of non-GAAP financial information.

Conference Call Live Webcast

JAKKS Pacific, Inc. invites analysts, investors and media to listen to the teleconference scheduled for 5:00 p.m. ET / 2:00 p.m. PT on April 30, 2026. A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at www.jakks.com/investors. To access the call by phone, please go to this link (1Q26 Registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at (www.jakks.com/investors).

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. is a leading designer, manufacturer and marketer of toys, costumes and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include Disguise®, Fly Wheels®, Charming™, KidTopia®, Moose Mountain®, Maui®, ReDo Skateboard Co. ®, Sky Ball®, and Xtreme Power Dozer™ as well as a wide range of entertainment-inspired products featuring premier licensed properties. Through their products and charitable donations, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkspacific.toys), X (@jakkstoys), YouTube (@JAKKSPacific), Facebook (@jakkspacific.toys) and LinkedIn (JAKKS Pacific).

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products, tariff policy and pricing, or any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

CONTACT:

JAKKS Pacific Investor Relations
(424) 268-9567 Lucas Natalini investors@jakks.net

JAKKS Pacific, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,		December 31,
	2026	2025	2025
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$62,849	$59,188	$52,197
Restricted cash	1,132	207	1,869
Accounts receivable, net	93,244	95,611	138,341
Inventory, net	52,854	53,163	59,805
Prepaid expenses and other assets	18,749	19,854	16,873
Total current assets	228,828	228,023	269,085

Property and equipment	156,576	142,493	152,224
Less accumulated depreciation and amortization	135,162	124,592	133,216
Property and equipment, net	21,414	17,901	19,008

Operating lease right-of-use assets, net	43,869	52,721	46,776
Deferred income tax assets, net	69,578	70,404	69,569
Goodwill	34,970	35,085	35,077
Other long-term assets	1,787	1,737	2,682
Total assets	$400,446	$405,871	$442,197

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$39,964	$44,489	$55,558
Accrued expenses	35,709	37,200	43,076
Reserve for sales returns and allowances	26,737	26,229	33,569
Income taxes payable	509	1,093	2,119
Short-term operating lease liabilities	14,115	9,806	13,784
Total current liabilities	117,034	118,817	148,106

Long-term operating lease liabilities	35,913	47,110	39,578
Accrued expenses, long term	4,555	2,909	4,463
Income taxes payable	960	2,009	945
Total liabilities	158,462	170,845	193,092

Stockholders' equity:
Common stock, $.001 par value	11	11	11
Additional paid-in capital	304,229	295,931	302,408
Accumulated deficit	(48,162)	(44,860)	(41,021)
Accumulated other comprehensive loss	(14,094)	(16,556)	(12,293)
Total JAKKS Pacific, Inc. stockholders' equity	241,984	234,526	249,105
Non-controlling interests	-	500	-
Total stockholders' equity	241,984	235,026	249,105
Total liabilities and stockholders' equity	$400,446	$405,871	$442,197

Supplemental Balance Sheet and Cash Flow Data (Unaudited)

	March 31,
Key Balance Sheet Data:	2026	2025

Accounts receivable days sales outstanding (DSO)	79	76
Inventory turnover (DSI)	67	64

	Three Months Ended March 31,		Trailing Twelve Months (*) Ended March 31,
Condensed Cash Flow Data:	2026	2025	2026	2025

Cash flows from (used in) operating activities	$21,795	$(1,700)	$31,987	$50,110
Cash flows used in investing activities	(5,812)	(3,065)	(15,091)	(12,320)
Cash flows used in financing activities and other	(6,068)	(5,977)	(12,310)	(13,887)
Net increase (decrease) in cash, cash equivalents and restricted cash	$9,915	$(10,742)	$4,586	$23,903

Capital expenditures	$(5,589)	$(2,070)	$(13,082)	$(11,088)

(*)	Trailing twelve months (TTM) amounts are calculated as the sum of the most recent four quarters, derived from reported GAAP results.

JAKKS Pacific, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2026	2025	Δ (%)
	(In thousands, except per share data)

Net sales	$106,676	$113,253	(6)%
Less: Cost of sales
Cost of goods	52,187	54,626	(4)
Royalty expense	16,913	18,168	(7)
Amortization of tools and molds	1,970	1,446	36
Cost of sales	71,070	74,240	(4)
Gross profit	35,606	39,013	(9)
Direct selling expenses	8,164	8,696	(6)
General and administrative expenses	32,864	33,961	(3)
Depreciation and amortization	152	113	35
Selling, general and administrative expenses	41,180	42,770	(4)
Loss from operations	(5,574)	(3,757)	48
Other income (expense):
Other income (expense), net	25	5	400
Interest income	480	362	33
Interest expense	(60)	(155)	(61)
Loss before benefit from income taxes	(5,129)	(3,545)	45
Benefit from income taxes	(849)	(1,163)	(27)
Net loss	$(4,280)	$(2,382)	80%
Loss per share - basic & diluted	$(0.37)	$(0.21)
Shares used in loss per share - basic & diluted	11,444	11,146

	Three Months Ended March 31,
	2026	2025	Δ bps
			Fav/(Unfav)
Net sales	100.0%	100.0%	-
Less: Cost of sales
Cost of goods	48.9	48.3	(60)
Royalty expense	15.9	16.0	10
Amortization of tools and molds	1.8	1.3	(50.0)
Cost of sales	66.6	65.6	(100)
Gross profit	33.4	34.4	(100)
Direct selling expenses	7.7	7.7	0
General and administrative expenses	30.8	29.9	(90)
Depreciation and amortization	0.1	0.1	-
Selling, general and administrative expenses	38.6	37.7	(90)
Loss from operations	(5.2)	(3.3)	(190)
Other income (expense):
Other income (expense), net	-	-
Interest income	0.4	0.3
Interest expense	-	(0.1)
Loss before benefit from income taxes	(4.8)	(3.1)
Benefit from income taxes	(0.8)	(1.0)
Net loss	(4.0)%	(2.1)%

JAKKS Pacific, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Information (Unaudited)

	Three Months Ended March 31,			Three Months Ended March 31,
	2026	2025	Δ ($)	2026	2025	Δ ($)
	(In thousands)			(In thousands)
EBITDA and Adjusted EBITDA
Net loss	$(4,280)	$(2,382)	$(1,898)	$(4,280)	$(2,382)	$(1,898)
Interest expense	60	155	(95)	60	155	(95)
Interest income	(480)	(362)	(118)	(480)	(362)	(118)
Benefit from income taxes	(849)	(1,163)	314	(849)	(1,163)	314
Depreciation and amortization	2,122	1,559	563	2,122	1,559	563
EBITDA	(3,427)	(2,193)	(1,234)	(3,427)	(2,193)	(1,234)
Adjustments:
Other (income) expense, net	(25)	(5)	(20)	(25)	(5)	(20)
Restricted stock compensation expense	3,081	2,552	529	3,081	2,552	529
Adjusted EBITDA	$(371)	$354	$(725)	$(371)	$354	$(725)
Adjusted EBITDA/Net sales %	(0.3)%	0.3%	-60 bps	(0.3)%	0.3%	-60 bps

	Trailing Twelve Months Ended March 31,
	2026	2025	Δ ($)
	(In thousands)
TTM EBITDA and TTM Adjusted EBITDA
TTM net income	$7,973	$46,043	$(38,070)
Interest expense	376	1,107	(731)
Interest income	(1,113)	(827)	(286)
Provision for income taxes	5,208	11,097	(5,889)
Depreciation and amortization	10,796	10,091	705
TTM EBITDA	23,240	67,511	(44,271)
Adjustments:
Other (income) expense, net	(470)	(169)	(301)
Restricted stock compensation expense	11,442	9,512	1,930
Loss on debt extinguishment	427	-	427
TTM Adjusted EBITDA	$34,639	$76,854	$(42,215)
TTM Adjusted EBITDA/TTM Net sales %	6.1%	10.8%	-470 bps

	Three Months Ended March 31,			Three Months Ended March 31,
	2026	2025	Δ ($)	2026	2025	Δ ($)
	(In thousands, except per share data)			(In thousands, except per share data)
Adjusted net loss attributable to common stockholders
Net loss	$(4,280)	$(2,382)	$(1,898)	$(4,280)	$(2,382)	$(1,898)
Restricted stock compensation expense	3,081	2,552	529	3,081	2,552	529
Tax impact of additional charges	(713)	(524)	(189)	(3,866)	(524)	(3,342)
Adjusted net loss	$(1,912)	$(354)	$(1,558)	$(5,065)	$(354)	$(4,711)
Adjusted loss per share - basic & diluted	$(0.17)	$(0.03)	$(0.14)	$(0.44)	$(0.03)	$(0.41)
Shares used in adjusted loss per share - basic & diluted	11,444	11,146	298	11,444	11,146	298
Adjusted earnings (loss) per share - diluted	$(0.17)	$(0.03)	$(0.14)	$(0.44)	$(0.03)	$(0.41)
Shares used in adjusted earnings (loss) per share - diluted	11,444	11,146	298	11,444	11,146	298

JAKKS Pacific, Inc. and Subsidiaries

Net Sales by Division and Geographic Region

(In thousands)	QTD Q1
Divisions	2024	2025	2026	% Change 2025 v 2026	CAGR% 2024 - 2026
Toys/Consumer Products	$82,910	$107,438	$100,095	-6.8%	9.9%
Dolls, Role-Play/Dress-Up	40,574	55,463	37,497	-32.4%	-3.9%
Action Play & Collectibles	33,008	42,881	55,269	28.9%	29.4%
Outdoor/Seasonal Toys	9,328	9,094	7,329	-19.4%	-11.4%
Costumes	$7,166	$5,815	$6,581	13.2%	-4.2%
Total	$90,076	$113,253	$106,676	-5.8%	8.8%

(In thousands)	QTD Q1
Regions	2024	2025	2026	% Change 2025 v 2026	CAGR% 2024 - 2026
United States	$70,430	$88,944	$74,636	-16.1%	2.9%
Europe	5,735	11,810	17,379	47.2%	74.1%
Latin America	7,996	7,459	6,962	-6.7%	-6.7%
Canada	3,370	3,279	2,992	-8.8%	-5.8%
Australia & New Zealand	1,346	613	2,469	302.8%	35.4%
Asia	965	751	1,935	157.7%	41.6%
Middle East & Africa	234	397	303	-23.7%	13.8%
Total	$90,076	$113,253	$106,676	-5.8%	8.8%

(In thousands)	QTD Q1
Regions	2024	2025	2026	% Change 2025 v 2026	CAGR% 2024 - 2026
North America	$73,800	$92,223	$77,628	-15.8%	2.6%
International	16,276	21,030	29,048	38.1%	33.6%
Total	$90,076	$113,253	$106,676	-5.8%	8.8%

(In thousands)	QTD Q1
Regions	2024	2025	2026	% Change 2025 v 2026	CAGR% 2024 - 2026
United States	$70,430	$88,944	$74,636	-16.1%	2.9%
Rest of World	19,646	24,309	32,040	31.8%	27.7%
Total	$90,076	$113,253	$106,676	-5.8%	8.8%